EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

Here’s Wings, LLC,

B-Dubs CL, LLC,

Here’s Wings Real Estate, LLC and

Seller Subsidiaries
(as Sellers)

and

Principal Members

and

AMC Wings, Inc.
(as Buyer)

dated as of

February 23, 2019

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Mutual Disclosure Schedules:

Section 2.01(b)	-	Assigned Contracts
Section 2.02	-	Excluded Assets
Section 2.06	-	Schedule A - Inventory Unit Cost Schedule
Section 2.07	-	Allocation Schedule

Sellers’ Disclosure Schedules:

Section 4.01	-	Organization and Qualification
Section 4.03	-	No Conflicts; Consents
Section 4.04	-	Financial Statements
Section 4.05	-	Undisclosed Liabilities
Section 4.06	-	Absence of Certain Changes, Events and Conditions
Section 4.07(a)	-	Material Contracts
Section 4.08	-	Title or Licenses to Purchased Assets
Section 4.09	-	Condition and Sufficiency of Assets
Section 4.10(b)	-	Leased Real Property

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Section 4.11(a)	-	Intellectual Property Registrations
Section 4.11(b)	-	Intellectual Property Assets
Section 4.11(c)	-	Intellectual Property Licenses
Section 4.12	-	Suppliers
Section 4.13	-	Insurance
Section 4.14(a)	-	Legal Proceedings
Section 4.14(b)	-	Governmental Orders
Section 4.15(a)	-	Compliance with Laws
Section 4.15(b)	-	Permits
Section 4.16(b)	-	Environmental Permits
Section 4.16(c)	-	Release of Hazardous Materials
Section 4.16(e)	-	Environmental Reports
Section 4.17(a)	-	Benefit Plans
Section 4.17(c)	-	ERISA Compliance
Section 4.18(a)	-	Employees
Section 4.18(b)	-	Collective Bargaining
Section 4.18(c)	-	Compliance with Employment Laws
Section 4.19	-	Taxes
Section 4.20	-	Seller Brokers

Buyer’s Disclosure Schedules:
Section 5.03	-	No Conflicts; Consents

Exhibits	:
Exhibit A	-	Restaurants
Exhibit B	-	Escrow Agreement
Exhibit C	-	Bill of Sale
Exhibit D	-	Assignment and Assumption Agreement
Exhibit E	-	Seller Closing Certificate
Exhibit F	-	Buyer Closing Certificate

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 23, 2019, (“Effective Date”) is entered into among Here’s Wings, LLC, an Illinois limited liability company, B-Dubs CL, LLC, an Illinois limited liability company, Here’s Wings Real Estate, LLC, an Illinois limited liability company and Seller Subsidiaries, as defined herein, (hereinafter collectively referred to as “Sellers” and each individually as “Seller”), the Principal Members (as defined herein) and AMC Wings, Inc. a Michigan corporation (“Buyer”).

RECITALS

WHEREAS, Sellers are engaged in the business (the “Business”) of owning, developing and operating multiple Buffalo Wild Wings franchise restaurants in Illinois, as more specifically identified on Exhibit A attached hereto (the “Restaurants”);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Business, the Restaurants and substantially all the assets used or usable by Sellers in the Business, and certain specified liabilities of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, the Principal Members are the beneficial owners of a majority of the membership interests of Sellers and join this Agreement for the limited purposes set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accrued Vacation” means the value of vacation accrued by each employee based upon the number of working days worked by such employee between January 1, 2019 and the Closing Date. 2019 Accrued Vacation shall accrue on a prorata basis based upon the number of days worked prior to the Closing Date as compared to the total number of working days in Calendar Year 2019. The value of 2018 Earned Vacation and 2019 Accrued Vacation shall be calculated by multiplying the number of hours earned or accrued, as applicable, by such employee’s base hourly rate.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation by a Governmental Authority of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Inventory” means the value of actual Inventory per Restaurant on average across all Restaurants as of the Pre-Closing Inventory Inspection as defined in Section 2.

“Additional Disclosures” has the meaning set forth in Section 6.17.

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (excluding the Franchise Agreements with Buffalo Wild Wings International, Inc.), or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assigned Permits” has the meaning set forth in Section 2.01(f).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 2.05(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(j).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Detroit, Michigan, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means BDO USA, LLP.

“BWW” means Buffalo Wild Wings International, Inc.

“BWW Transfer Fees” means the transfer fee payable to BWW, associated with or arising from the request for consent to transfer the Franchise Agreements and the actual transfer of store franchises, pursuant to this Agreement.

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“Cash Bank” means an amount of cash necessary to conduct the Business at the Effective Time that shall be left in the registers or safes located at the Restaurants.

“Casualty Loss” has the meaning set forth in Section 7.04.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Inventory” means the Inventory amount(s) set forth on the Closing Inventory Statement.

“Closing Inventory Statement” means a statement of Inventory, determined as of the Effective Time using Seller’s cost of such Inventory as set forth on Schedule A.

“Closing Payment” has the meaning set forth in Section 2.05(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to a given goal, the efforts that a reasonable person in the position of the promisor would use so as to achieve that goal within the required time period, provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the promisor to take any action or expenditure that is disproportionate or unduly burdensome.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, promissory notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Earned Vacation” means the value of vacation earned by each employee as a result of remaining employed by Seller as of the end of December 31, 2018 in accordance with Sellers existing policies and procedures, that is not used by the Employee or otherwise paid by the Sellers prior to the Closing. 2018 Earned Vacation shall be reduced by the amount of time off taken by the Employee between January 1, 2019 and the date of Closing.

“Effective Time” means the opening of business on the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit B.

“Escrow Amount” means the sum of $500,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

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“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Financial Statements Date” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(l).

“Franchise Agreement(s)” means those various franchise agreements entered into between Sellers, or Affiliates of Sellers, and BWW in connection with the Business.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, assessment, decision or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to Laws: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable

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designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned or licensed by Sellers and used in the Business as currently conducted.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Sellers’ Affiliates, grant Sellers exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(a).

“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification shall mean the actual or constructive knowledge of David Burke, Phyllis Knight and Jason Curtis after due inquiry of the individuals who would be reasonably expected to have knowledge of the relevant matters as part of their job responsibilities.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification shall mean the actual or constructive knowledge of John A. Weiler, Adrian Ramirez, Tom Turschman, and Eric Hedrich after due inquiry of the individuals who would be reasonably expected to have knowledge of the relevant matters as part of their job responsibilities.

“KPW” means KPW Management, Inc., an Illinois corporation.

“KPW Bifurcated HW Contracts” shall mean new contracts to be negotiated after execution of this Agreement with each third party to the KPW Contracts, substantially in the form of the KPW Contracts, but which solely support and obligate the Sellers and the Sellers’ Business and do not in any way relate to, or provide services or products to the business of, or otherwise obligate, Wings Across America, LLC (“WAA”) or WAA’s subsidiaries.

“KPW Contracts” shall mean those contracts entered into by KPW, Sellers or another affiliated entity of Sellers that support both the business of Sellers and the separate business of Wings Across America which is not being sold pursuant to this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

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“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means direct losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include any consequential, indirect, punitive or special damages, whether foreseeable or not, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Management Agreement” has the meaning set forth in Section 6.16.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, considered as a whole, or the Purchased Assets, considered as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any such event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) conditions caused by acts of terrorism or war (whether or not declared); and (v) the announcement of this Agreement; and (vi) any change in applicable law or interpretation thereof; provided that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) above shall not have a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Suppliers” has the meaning set forth in Section 4.12.

“Multi-employer Plan” has the meaning set forth in Section 4.17(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Ordinary Course" means an action will be deemed to be taken in the ordinary course of Seller's business if: (i) such action is consistent with the past customs and practices of Seller; and (ii) such action is similar in nature and magnitude to actions customarily taken.

“Owners” has the meaning set forth in Section 2.02(p).

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(iii).

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“Pre-Closing Tax Period” means any taxable period ending before the Effective Time and, with respect to any taxable period beginning before and ending after the Effective Time, the portion of such taxable period ending immediately prior to the Effective Time.

“Preliminary Closing Inventory” has the meaning set forth in Section 2.05(b).

“Preliminary Purchase Price” has the meaning set forth in Section 2.05(a).

“Principal Member(s)” means John A Weiler, James Dixon and Terry Winkler.

“Proposed Closing Inventory Statement” has the meaning set forth in Section 2.06(a)(i).

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” means the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(a)(ii).

“Restricted Business” means the operation of a casual or fast casual restaurant that sells or offers to dispense prepared food products that are the same as, or similar to, the type sold in Buffalo Wild Wings Restaurants, other than any Restaurant excluded from this Agreement pursuant to Section 7.04.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Review Period” has the meaning set forth in Section 2.06(a)(ii).

“Restaurants” has the meaning set forth in the preambles.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b).

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Subsidiaries” shall mean Here's Wings Hoffman Estates, LLC, an Illinois limited liability company; Here's Wings Mt. Prospect, LLC, an Illinois limited liability company; Here's Wings Round Lake

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Beach, LLC, an Illinois limited liability company; Here's Wings Skokie, LLC, an Illinois limited liability company; Here's Wings Vernon Hills, LLC, an Illinois limited liability company; Here’s Wings II - Northbrook, LLC, a Illinois limited liability company, Here's Wings Old Orchard, LLC, an Illinois limited liability company; and B-Dubs RE, LLC, an Illinois limited liability company.

“Statement of Objections” has the meaning set forth in Section 2.06(a)(ii).

“Statements of Operations” has the meaning set forth in Section 4.04.

“Survival Period” has the meaning set forth in Section 8.01.

“Surviving Obligations” has the meaning set forth in Section 9.02(b).

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Inventory” means Inventory valued at $30,000 per Restaurant on average across all Restaurants.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed with or submitted to or required to be filed with or submitted to any Governmental Authority.

“Termination Date” has the meaning set forth in Section 9.01(b)(ii).

“Territory” means Illinois.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Landlord Consents” has the meaning set forth in Section 2.05(c)(i).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Management Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Union” has the meaning set forth in Section 4.18(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses, including Illinois statute 820 ILCS 65.

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ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, and upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances the Business and all right, title and interest of Sellers in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, but specifically excluding the Excluded Assets, which are used or held for use by Sellers or their Affiliates in connection with, the Business (collectively, the “Purchased Assets”), including, the following:

(a)    all food, beverage, operating supplies, paper goods, uniforms, and other similar inventory items used or held for use in connection with the Business in each Restaurant as of the Closing Date (“Inventory”);

(b)    all Contracts set forth on Section 2.01(b) of the Disclosure Schedules, including but not limited to Franchise Agreements, Leases, KPW Bifurcated HW Contracts, and Intellectual Property Licenses (the “Assigned Contracts”), provided Buyer acknowledges that Buyer may be obligated by Franchisor to enter into the Franchisor’s then current form of Franchise Agreement for each Restaurant;

(c)    all Intellectual Property Assets;

(d)    all furniture, fixtures, equipment, office equipment, supplies, computers, telephones and other tangible personal property in each Restaurant as of the Closing Date (the “Tangible Personal Property”);

(e)    the Leased Real Property, including all leasehold improvements including those listed on Section 4.10 of the Disclosure Schedules;

(f)    to the extent assignable, all Permits, including liquor licenses and Environmental Permits, which are held by any Seller or any Affiliate of Sellers and required for the conduct of the Business as currently conducted or for the ownership or use of the Purchased Assets, including, those listed on Section 4.15(b) and Section 4.16(b) of the Disclosure Schedules (the “Assigned Permits”);

(g)    all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise attributable to the period on or after the Closing Date;

(h)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees associated with the Assigned Contracts or Assigned Permits, prorated in all cases as provided in Section 2.05(d) and Section 3.02(b)(vi) of this Agreement;

(i)    to the extent assignable all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)    originals or authentic copies of all books and records, including, books of account, ledgers and general, financial and accounting records, equipment maintenance files, price lists, supplier lists,

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customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records, marketing and promotional surveys, and files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”);

(k)    all Cash Banks; and

(l)    all goodwill and the going concern value of the Business.

Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)    other than the Cash Banks, all cash or cash equivalents (including deposits and cash in transfer from credit card sales and all cash in any automated teller machines or games at the Restaurants) except as set forth in Section 2.01(a) and all securities, bank and investment accounts;

(b)    all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of such accounts or notes receivable;

(c)    all bank accounts, bank and credit card deposits in transit, investment accounts, credit cards and debit cards;

(d)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(e)    all Benefit Plans and assets attributable thereto;

(f)    subject to Section 7.04, all insurance policies and proceeds therefrom;

(g)    all rights to any Actions relating to the period prior to the Closing Date;

(h)    the other assets, properties and rights specifically set forth on Section 2.02 of the Disclosure Schedules;

(i)    the rights which accrue or will accrue to Sellers and any Affiliates of Sellers under the Transaction Documents;

(j)    all deposits and rebates related to the Business for the period prior to the Closing Date except as set forth in Section 2.01(i);

(k)    all accounts receivable or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of such accounts receivable or notes receivable (“Accounts Receivable”);
(l)    all of Seller’s federal, state, local, and other tax returns, reports, declarations, and applications related to Taxes (“Tax Returns”) and other records which are not directly related to or reasonably necessary to the conduct of the Business;

(m)    any tax credits, tax refunds, tax benefits, or other benefits relating to periods prior to the Closing Date;

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(n)    employment records and personnel files of employees (provided that, with respect to certain employees designated by Buyer, such files and records shall be made available to Buyer for Buyer’s review prior to Closing in accordance with the applicable law in connection with decisions by Buyer whether or not to employ such employees);

(o)    any related party loans listed as an asset on the books and records of any Seller;

(p)    personal computers and printers located at Owners’ homes, either corporate office, cellular telephones, email addresses and telephone numbers used by the Owners and each Owners’ spouse. For purposes of this subsection, “Owners” shall mean John Weiler and Larry Guzik;

(q)    Artwork and personal effects of all employees in any of the corporate offices;

(r)    any ownership or beneficial interest in life insurance policies insuring the lives of any Owner or any Owners’ spouse; and

(s)    all assets owned by KPW, John Weiler or Larry Guzik, including all property at the corporate offices.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers or their Affiliates, respectively (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed at or after the Effective Time and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers prior to the Effective Time;

(b)    all Liabilities in respect of the Assigned Permits but only to the extent that such Liabilities thereunder are required to be performed at or after the Effective Time;

(c)    all obligations and requirements of Sellers to remodel, upgrade or redecorate the Restaurants as required under the Franchise Agreements or as otherwise required by BWW; and

(d)    all other Liabilities expressly assumed by Buyer under the Transaction Documents.

Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained elsewhere in this Agreement, Excluded Liabilities shall include, but are not limited to, the following:

(a)    All Earned Vacation and all Accrued Vacation;

(b)    The Actions listed on Section 4.14(a) of the Disclosure Schedules;

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(c)    Any Liabilities of Sellers or their respective Affiliates for any past or present employees, agents or independent contractors of Sellers arising out of events occurring prior to the Closing Date, including but not limited to any worker’s compensation claims, employee severance claims, or immigration claims;

(d)    Any Liabilities of Sellers for any Taxes of Sellers; and

(e)    Any Liability of Sellers of any kind or nature, whether now in existence or hereafter arising, not constituting Assumed Liabilities.

Section 2.05    Purchase Price.

(a)    Purchase Price. The aggregate purchase price (the "Purchase Price") for the Purchased Assets shall be the Preliminary Purchase Price (defined below), as adjusted for Post-Closing Adjustment determined in accordance with the procedures set forth in Section 2.06(a) below. For purposes hereof, the “Preliminary Purchase Price” for the Purchased Assets, shall be an amount equal to: (i) $22,540,000 [comprised of $21,530,000 for the Purchased Assets within Here’s Wings, LLC and $1,010,000 for the Purchased Assets within B-Dubs CL, LLC], (ii) minus the amount by which Actual Inventory is less than the Target Inventory, and (iii) minus the amount of any repair credit required in accordance with Section 6.18.

(b)    Payment of Purchase Price. Subject to applicable reimbursement credits to Buyer and Sellers for pro-rations identified in Section 2.05(d) below, Buyer agrees to pay or deliver the Purchase Price as follows:

(i)    No later than the third Business Day immediately preceding the Closing Date, Sellers shall deliver to Buyer a written closing statement certified by a Principal Member, setting forth in detail Sellers’ good faith estimate of the Closing Inventory as of the Closing Date (the “Preliminary Closing Inventory”). If Buyer reasonably believes the Preliminary Closing Inventory delivered by Sellers is unreasonable, Buyer and Sellers shall cooperate in good faith to resolve such dispute. If any disputed matter cannot be resolved, the Preliminary Closing Inventory will be calculated based upon Sellers’ position concerning such disputed matter without prejudice to the right of Buyer to raise such disputed matter again in accordance with the determination of the Closing Inventory pursuant to Section 2.06(a).

(ii)    At the Closing, Buyer shall pay to Sellers a cash closing payment (the “Closing Payment”) in an amount equal to (A) the Preliminary Purchase Price, minus (B) the Escrow Amount. The Closing Payment shall be made to Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by Sellers.

(iii)    The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held for a period up to fifteen (15) months and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees that are recoverable by the Buyer Indemnitees against Sellers pursuant to Article VIII.

(c)    Additional Agreements. As a material inducement to Sellers and Buyer to enter into this Agreement and to consummate the transactions provided for in this Agreement, at the Closing, Sellers and Buyer agree that with respect to each Lease for a Restaurant, to enter into an Assignment and Assumption of Lease in a form mutually agreed to by the parties (each, an “Assignment and Assumption of Lease”) and where required by the terms of such Lease, Sellers and Buyers will each use Commercially Reasonable

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Efforts to cause each of the landlords to execute and deliver a consent to such assignment (the “Third Party Landlord Consents”); provided, however, Sellers shall not be required to pay any fee or consideration to such landlords in connection therewith other than nominal administrative or transfer fees and expenses to the extent required by the terms of such Leases. Buyer agrees to use Commercially Reasonable Efforts necessary or required to obtain releases of the Principal Member (and, if applicable, his spouse), KPW, and any other guarantors from any guarantees granted or given with respect to any of the Leases set forth in Section 2.01(b) of the Disclosure Schedules and all Franchise Agreements with BWW as Franchisor and to the extent such releases are not obtained by the Closing Date, Buyer shall indemnify such guarantors as provided in Section 8.03(e).

(d)    Pro-rations. At the Closing, Buyer and Sellers shall reimburse each other, as appropriate, for the following expenses applicable to the Business, all of which shall be prorated such that Sellers are responsible for their pro-rata share (determined on a per diem basis) of the expenses accrued prior to the Effective Time except as provided below, and Buyer is responsible for its pro-rata share (determined on a per diem basis) of the expenses accrued on and after the Effective Time except as provided below, provided, however, that the amount of the Cash Banks shall be credited against Sellers’ obligation to reimburse Buyer for such expenses:

(i)    real estate taxes and personal property taxes accrued in connection with the Leases assigned to Buyer (or its Affiliate) or otherwise accrued with respect to the Purchased Assets, based upon the number of days in the applicable taxable period owned by each party taking into account that such taxes are paid in arrears;

(ii)    utility expenses associated with operation of the Restaurants, based upon actual amounts billed by the utilities. In connection therewith, Sellers or their Affiliates shall cause the meters for the utilities to be read as close as possible to the Closing Date and shall, to the extent meter readings are available, pay such utility expenses on the basis of such readings. For those utility expenses that meter readings as of the Closing Date are not available, the parties will pro-rate such utility expenses on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date, and such pro-ration shall be promptly recalculated by the parties after the Closing Date upon the receipt of the next utility bills;

(iii)    rent payments and any common area charges or other similarly pro-rated charges due under the Leases assigned to Buyer (or its Affiliate) (including any percentage rent on an annualized basis, as may be adjusted for recaptured landlord allowances);

(iv)    all payments (if any) due to BWW or to any cooperative marketing group under the Franchise Agreements assigned to Buyer (or its Affiliate) (excluding any BWW Transfer Fees) which accrue during the month of the Closing; provided, however, that to the extent such payments can be calculated as a percentage of gross sales or other operating accounts that can be segregated between Sellers and Buyer under their respective accounting systems, such payments shall be excluded from the pro-rations required by this Section 2.05(d)(iv) and be paid directly by Sellers and Buyer, as the case may be;

(v)    liquor license fees paid by any Seller or any Affiliate of Sellers prior to the Effective Time to the extent that all or any portion of such fees related to a liquor Permit assigned to Buyer (or its Affiliate) or subject to the Management Agreement with a post-Closing expiration date and are not refunded by the applicable Governmental Authority to Sellers or any Affiliate of Sellers; and

(vi)    any other items customarily prorated, as mutually agreed upon by the parties.

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Not later than ninety (90) days after the later to occur of: (x) the Closing Date and (y) Sellers receive 2019 real estate tax bills for Cook county locations, Buyer and Sellers shall cooperate with each other to confirm whether any of the parties’ Closing estimates of the expenses pro-rated pursuant to this Section 2.05(d) should be adjusted to reflect the actual amounts of such expenses and Buyer and Sellers shall reimburse each other accordingly to properly reflect the pro-rations contemplated by this Section 2.05(d), including with respect to the actual amount of the Cash Banks on the Closing Date.

(e)    Advance Rebates; Rebates. In the event Sellers have received an advance rebate from a supplier which covers both a period prior to and on or after the Effective Time, such rebate shall be prorated between Sellers and Buyer in a manner consistent with the formula utilized by the particular supplier. With respect to any other rebates, Sellers and Buyer agree that to the extent such rebate relates to the period prior to the Effective Time, such rebate shall be paid to Sellers and to the extent such rebate relates to the period on and after the Effective Date, such rebate shall be paid to Buyer.

Section 2.06    Inventory Purchase Price Adjustment. Within 2 days prior to Closing, representatives of both Sellers and Buyer shall conduct a joint inspection of the Inventory on hand at each store to determine the value of the Actual Inventory in the stores and confirm the value of the Actual Inventory is equal to or greater than the Target Inventory (the “Pre-Closing Inventory Inspection”). If Actual Inventory on hand as of the date of such Pre-Closing Inventory Inspection is less than the Target Inventory, then the Purchase price shall be reduced by the amount by which the Actual Inventory is less than the Target Inventory. If the Actual Inventory on hand as of the date of such Pre-Closing Inventory Inspection is equal to or greater than the Target Inventory, then no adjustment to the Purchase price shall be made. Notwithstanding any provisions in this Agreement to the contrary, Target Inventory and Actual Inventory shall be valued in accordance with average cost per unit paid by Sellers as of the Closing Date to be set forth on the form of Schedule A (“Inventory Unit Cost Schedule”) attached hereto and incorporated herein by reference.

Section 2.07    Allocation of Purchase Price. Prior to Closing, Sellers and Buyer shall mutually agree on the allocation of the Purchase Price among the Sellers and among the Purchased Assets for income Tax purposes to be shown on Section 2.07 of the Disclosure Schedules and completed prior to the Closing Date (the “Allocation Schedule”). Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule. None of the parties shall take any position in any Tax Returns that is inconsistent with the allocations in the Allocation Schedule unless required to do so by applicable Law. If any Governmental Authority shall challenge such allocations, Buyer and Sellers shall cooperate in good faith in responding to such challenge. Sellers and Buyer shall give prompt written notice to the other upon their receipt of any such challenge.

Section 2.08    Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible; provided Sellers shall not be required to pay any costs, fees or expenses to obtain any such consent other than nominal administrative or expense reimbursement fees. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights at the Closing, Sellers, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable

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arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer provides written waivers thereof. Notwithstanding the foregoing provisions of this Section 2.08, the provisions of Section 6.17 shall govern the respective rights and obligations of the parties related to approvals or consents of Governmental Authorities to the transfer or issuance of Permits.

Section 2.09    Title Insurance; Surveys; Closing Fees. Buyer shall pay all title insurance costs, including (a) title insurance commitments, (b) premiums for any title insurance policies with respect to the Restaurants (including owner’s policies and lender’s policies); and (c) costs associated with any endorsements required by Buyer or its lender(s). Any closing escrow fees of the Title Company will be shared equally between Buyer and Seller. Buyer will be responsible for any deed taxes associated with the transfer of the Assets and fees to transfer titles to personal property to name of Buyer. To the extent that Buyer or its lenders require any surveys or environmental site assessments, Buyer shall be solely responsible for all costs associated with obtaining such surveys and environmental site assessments or any other due diligence expenses.

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ARTICLE III
CLOSING

Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of KPW at 22285 Pepper Road, Suite 307, Lake Barrington, IL 60010, or electronically if feasible, at 10:00 a.m., Central time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date” and for all purposes the Closing will be deemed effective as of the Effective Time. Notwithstanding the foregoing, Buyer agrees to schedule the Closing on a permitted prepayment date under the terms of Sellers’ loan agreements with GE Capital Bank in order to avoid the imposition of any interest or premium charges accrued between the Closing Date (if other than a permitted prepayment date) and a permitted prepayment date.
Section 3.02    Closing Deliverables.

(a)    At the Closing, Sellers shall deliver to Buyer the following:

(i)    the Escrow Agreement duly executed by Sellers;

(ii)    a bill of sale in the form of Exhibit C hereto (the “Bill of Sale”) and duly executed by Sellers, and Affiliates of Sellers, as applicable, transferring the tangible personal property included in the Purchased Assets to Buyer (or designated Affiliate of Buyer);

(iii)    an assignment and assumption agreement in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers and the Affiliates of Sellers, as applicable, effecting the assignment to and assumption by Buyer (or designated Affiliate of Buyer) of the Purchased Assets and the Assumed Liabilities;

(iv)    with respect to each Lease, an Assignment and Assumption of Lease, duly executed by a Seller or an Affiliate of Sellers, as applicable;

(v)    the Third Party Landlord Consents, which shall include an estoppel certificate with respect to each of the Leased Real Properties dated no more than 30 days prior to the Closing Date in form and substance satisfactory to Buyer;

(vi)    the Seller Closing Certificate;

(vii)    the FIRPTA Certificate;

(viii)    releases for the Guarantees as provided for in Section 2.05(c)(1);

(ix)    the Management Agreement(s) associated with Permits to the extent applicable under the terms of Section 6.16, duly executed by a Seller or Affiliate of Seller, as applicable;

(x)    the certificates required by Section 7.02(j) and Section 7.02(k);

(xi)    copies of the KPW Bifurcated HW Contracts; and

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(xii)    such other customary instruments, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions, the Closing and any post-closing obligations of Sellers in accordance with the terms of this Agreement.

(b)    At the Closing, Buyer shall deliver, or cause its designated Affiliate to deliver, to Sellers the following:

(i)    the Closing Payment;

(ii)    the Escrow Agreement duly executed by Buyer;

(iii)    the Assignment and Assumption Agreement duly executed by Buyer or a designated Affiliate of Buyer;

(iv)    with respect to each Lease, an Assignment and Assumption of Lease, duly executed by Buyer or a designated Affiliate of Buyer;

(v)    the Buyer Closing Certificate;

(vi)     the amount of any security deposits under the Leases and other deposits transferred to Buyer pursuant to this Agreement (e.g., utility deposits, liquor license deposits, etc.);

(vii)    the certificate required by Section 7.03(f);

(viii)    the Management Agreement, to the extent applicable under the terms of Section 6.16, duly executed by Buyer or a designated Affiliate of Buyer; and

(ix)    a certified copy of Buyer’s Articles of Incorporation issued by the Secretary of State of the State of Michigan and Bylaws;
(x)    a certificate of good standing of Buyer, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State of Michigan;
(xi)    a certified copy of the resolutions of the governing body of Buyer, authorizing the execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;
(xii)    such other customary instruments, filings or documents, in form and substance reasonably acceptable to Sellers, as may be required to give effect to the transactions, and the Closing, and any post-closing obligations of Buyer in accordance with the terms of this Agreement.

(c)    At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement, duly executed by Buyer, Sellers and the Escrow Agent. Buyer and Seller shall each pay one-half (1/2) of the fees and costs of the Escrow Agent.

(d)    Notwithstanding the order of the deliveries by the parties set forth above, all actions and deliveries are deemed to have occurred simultaneously, and none shall be deemed to have been completed

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until each of the Actions and deliveries set forth in this Section 3.02 have been completed or have been waived by the party entitled to make such waiver.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS AND PRINCIPAL MEMBER(S)

Except as set forth in the correspondingly numbered Sections of the Disclosure Schedules, each Seller and each Principal Member jointly and severally represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Qualification of Sellers. Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its organization and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its portion of the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Sellers are licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of its portion of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02    Authority of Sellers. Subject to the consents set forth in Section 4.03 of the Disclosure Schedules, each Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by a Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by a Seller of its obligations hereunder and thereunder and the consummation by a Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and each Principal Member, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers and Principal Members enforceable against Sellers and Principal Members in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general equitable principles. When each Transaction Document to which a Seller or a Principal Member is or will be party to has been duly executed and delivered by such Seller or Principal Member (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller or such Principal Member enforceable against it or him in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general equitable principles.

Section 4.03    No Conflicts; Consents. Except as set forth in Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, by-laws or other organizational documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would

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constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which Sellers are, or any Seller is, a party or by which Sellers are, or any Seller or the Business is bound, or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Section 4.03 of the Disclosure Schedules or with respect to the transfer of the Assigned Permits, no consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04    Financial Statements. Complete copies of the unaudited financial statements of Sellers, consisting of the balance sheet, income statement and statement of cash flows of the Business as of and for the twelve month period ending December 31st for the years 2016, 2017 and 2018 (the “Financial Statements”) have been delivered to Buyer, a copy of which are included in Section 4.04 of the Disclosure Schedules. The Financial Statements are based on the Books and Records of the Business, operated by Sellers, and fairly present in all material respects the financial condition of Sellers taken as a whole as of the respective dates they were prepared and the results of operations of Sellers for the periods indicated. The date of the Financial Statements of Sellers for year ending December 31, 2018 is referred to herein as the “Financial Statements Date.”
Section 4.05    Undisclosed Liabilities. Except as set forth on Section 4.05 of the Disclosure Schedules, Sellers have no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Financial Statements as of the Financial Statements Date; (b) Liabilities arising out of or related to the transactions contemplated in this Agreement; (c) Liabilities stated in, or disclosed in connection with, any other representation or warranty contained in this Article IV or the applicable Disclosure Schedules thereto, stated with specificity; and (d) those which have been incurred in the Ordinary Course of business consistent with past practice since the Financial Statements Date and which are not, individually or in the aggregate, material in amount.

Section 4.06    Absence of Certain Changes, Events and Conditions. Except for the transactions contemplated by this Agreement, and except as set forth on Section 4.06 of the Disclosure Schedules, since December 31, 2018 there has not been any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    declaration or payment of any non-cash dividends or non-cash distributions on or in respect of any of Sellers’ capital stock or membership interests except in accordance with past practices;

(c)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statement;

(d)    material change in cash management practices and policies, practices and procedures with respect to inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, and deferral of revenue;

(e)    except in the Ordinary Course of business consistent with past practices, entry into any Contract that would constitute a Material Contract without the prior consent of Buyer;

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(f)    incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except: (i) unsecured current obligations and Liabilities incurred in the Ordinary Course of business consistent with past practice; and (ii) additional indebtedness under lines of credit with Wintrust Bank in connection with distributions to members including tax distributions;

(g)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Financial Statements, except for the sale of Inventory in the Ordinary Course of business or Tangible Personal Property in the Ordinary Course of business due to the replacement thereof;

(h)    cancellation of any debts or claims or amendment, termination or waiver of any rights, respecting Purchased Assets;

(i)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(j)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)    acceleration, termination, material modification to or cancellation of any Material Contract or Assigned Permit;

(l)    material capital expenditures which would constitute an Assumed Liability;

(m)    imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(n)    except for bonuses and salary increases in Ordinary Course of Business (i) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses related to such change or termination exceed $10,000, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(o)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, except in the Ordinary Course of business consistent with past practice or in connection with severance payments to Restaurant level employees made in connection with terminations for other than good cause to provide consideration for release in accordance with past practice, (ii) Benefit Plan except to the extent required by Law or in the Ordinary Course of business, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;

(q)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Restaurants for an amount in excess of $50,000, individually (in the case of a lease,

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per annum) or $75,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of business consistent with past practice; or

(s)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07    Material Contracts.

(a)    Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Leases and Intellectual Property Licenses, being “Material Contracts”):

(i)    all Contracts involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(v)    all Contracts relating to indebtedness (including, guarantees) involving amounts in excess of $10,000;

(vi)    all Contracts with any Governmental Authority;

(vii)    all Contracts that limit or purport to limit the ability of Sellers, or any Seller, to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)    all joint venture, partnership or similar Contracts;

(ix)    all Contracts for the sale of any of the Purchased Assets (other than Inventory in the Ordinary Course of business) or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x)    all powers of attorney with respect to the Business or any Purchased Asset; and

(xi)    the existing KPW Contracts and the KPW Bifurcated HW Contracts to be executed prior to Closing.

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(xii)    all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07 and that provide for the annual receipt or expenditure of more than $10,000.

(b)    Except for the KPW Contracts which the Sellers may not be a party to and the KPW Bifurcated HW Contracts which will not have been executed as of the Effective Date, each Material Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. No Seller nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

Section 4.08    Title or License to Purchased Assets. Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. Except as set forth in Section 4.08 of the Disclosure Schedules, all such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)    those items set forth in Section 4.08(a) of the Disclosure Schedules;

(b)    liens for Taxes not yet due and payable or liens for Taxes being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Financial Statements;

(c)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)    easements, rights of way, zoning ordinances and other similar encumbrances (including covenants, conditions and restrictions of record) affecting Leased Real Property which do not, individually or in the aggregate, prohibit or materially interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable;

(e)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(f)    leasehold mortgages on Leased Real Property to be satisfied and removed in connection with the Closing; or

(g)    restrictions arising under the Franchise Agreements or restrictions on use of Leased Real Property contained in the Leases or any other restrictions imposed by any other Assigned Contracts or Assigned Permits.

Section 4.09    Condition and Sufficiency of Assets. To Sellers’ Knowledge, except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, furniture, fixtures, equipment and other items of tangible personal property included in the Purchased Assets are in working operating condition and repair,

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normal wear and tear excepted. Except as set forth in Section 4.09 of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently operated by the Sellers.

Section 4.10    Real Property. Except as provided in Section 4.10 of the Disclosure Schedules, no Seller owns any real property or holds any rights to acquire real property.

(a)    Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by any Seller or its applicable Affiliate and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers or their applicable Affiliates in and to leasehold improvements relating thereto, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other written agreements, and to Sellers’ Knowledge any oral agreements, including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property (collectively, the “Leases”). Sellers or their applicable Affiliate have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, except as set forth on Section 4.10(a) of the Disclosure Schedules:

(i)    To such Seller’s Knowledge, such Lease is valid, binding, enforceable and in full force and effect, and such Seller or its applicable Affiliates enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)    To such Seller’s Knowledge, such Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and such Seller, to its Knowledge, has paid all rent due and payable under such Lease;

(iii)    Such Seller or its applicable Affiliate has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller or its applicable Affiliate under such Lease and, to the Knowledge of such Seller, no other party is in default thereof, and no party to such Lease has exercised any termination rights with respect thereto;

(iv)    Except for subleases between Sellers and Sellers’ Affiliates, Sellers have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)    Except as set forth on Section 4.10(a)(v) the Disclosure Schedules, Sellers have not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(b)    Sellers have not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Since January 1, 2018, neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

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(c)    To Sellers’ Knowledge, the Real Property is sufficient for the continued operation of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to operate the Restaurants as currently conducted.

Section 4.11    Intellectual Property.

(a)    Except as set forth in Section 4.11(a) of the Disclosure Schedules, Sellers have no Intellectual Property Registrations and do not own Intellectual Property Assets that are material to the operation of the Business that are not registered.

(b)    Except as set forth in Section 4.11(b) of the Disclosure Schedules, Sellers or their applicable Affiliates are the owner, exclusively or jointly with other Persons, or the licensee of all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances except Permitted Encumbrances.

(c)    Except for Intellectual Property Licenses given to Sellers or their applicable Affiliate by BWW and affiliates of BWW pursuant to the Franchise Agreements, Section 4.11(c) of the Disclosure Schedules lists all other Intellectual Property Licenses material to the operation of the Business. Sellers or their applicable Affiliates have provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between Sellers and the other parties thereto, and Sellers and to Sellers’ Knowledge, such other parties, are in compliance in all material respects with the terms and conditions of such Intellectual Property Licenses.

Section 4.12    Suppliers. Section 4.12 of the Disclosure Schedules sets forth with respect to the Business the top fifteen (by dollar amount) distributors and suppliers to whom Sellers have paid consideration for goods or services (collectively, the “Material Suppliers”) for the periods covered by the Statements of Operations. Except as set forth in Section 4.12 of the Disclosure Schedules, Sellers have not received any notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services material to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.13    Insurance. Section 4.13 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, “dramshop” and similar liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since January 1, 2013. Except as set forth on Section 4.13 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who, to Seller’s Knowledge, are financially solvent; and (c) have not been subject to any lapse in coverage. No Seller is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for material compliance with all applicable Laws and Material Contracts to which any Seller is a party or by which any Seller is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.14    Legal Proceedings; Governmental Orders.

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(a)    Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by Sellers (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or, to Sellers’ Knowledge, circumstances exist, that may give rise to, or serve as a basis for, any such Action.

(b)    Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no outstanding (i) Governmental Orders and (ii) no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Sellers are in compliance with the terms of each Governmental Order set forth in Section 4.14(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred or, circumstances exist, that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.15    Compliance With Laws; Permits.

(a)    Except as set forth in Section 4.15(a) of the Disclosure Schedules, Sellers have been and are in compliance with all material Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)    All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. To Sellers’ Knowledge, all fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules.

Section 4.16    Environmental Matters.

(a)    Except as may be set forth in environmental related reports and studies set forth in Disclosure Schedule 4.16(e), o Sellers’ Knowledge, the operations of Sellers with respect to the Business and the Purchased Assets are and have been in compliance with all Environmental Laws. Sellers have not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    To Sellers’ Knowledge, Sellers have obtained and are in material compliance with all material Environmental Permits (each of which is disclosed in Section 4.16(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted for the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and to Sellers’ Knowledge, there are no conditions, events or circumstances related to Environmental Permits that might prevent or impede, after the Effective Time, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Sellers will undertake prior to the Closing Date, Commercially Reasonable Efforts necessary to facilitate

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transferability of the same, and Sellers are not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and have not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)    To Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business, and Sellers has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Sellers in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers.

(d)    Sellers have not retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under Environmental Law.

(e)    Sellers have provided or otherwise made available to Buyer and listed in Section 4.16(e) of the Disclosure Schedules any and all environmental reports, studies, audits, records, sampling data, site assessments and risk assessments with respect to the Leased Real Property which are in the possession or control of Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice.

Section 4.17    Employee Benefit Matters.

(a)    Section 4.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers have or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500,

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with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)    Except as set forth in Section 4.17(c) of the Disclosure Schedules, each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA (each a “Multi-employer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).

Section 4.18    Employment Matters.

(a)        Sellers have made available a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position; and (iii) hire date. Except as set forth in Section 4.18(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full or are adequately reflected on Seller’s Financial Statements and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses. Notwithstanding any provisions in this Agreement to the contrary, Seller will pay employees the value of all Earned Vacation and Accrued Vacation upon, and in consideration for, such employee executing a full and complete release of Sellers and Sellers’ Affiliates.
(b)    Sellers are not, and have not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Sellers, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.18(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business. To Seller’s Knowledge, Sellers have no duty to bargain with any Union.
(c)    Except as set forth in Section 4.18(c) of the Disclosure Schedules, Sellers are and have been since January 1, 2016 in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To Sellers’ Knowledge, all individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. To Sellers’ Knowledge, all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Section 4.18(c), there are no Actions against Sellers pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

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(d)    To Sellers’ Knowledge, Sellers are and have been in compliance in all material respects with all applicable immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. For the past four years, Sellers have not been subject to or received any notice of any audit, investigations or, to Seller’s Knowledge, any other inquiries from any Governmental Authority with respect to compliance with applicable immigrations Laws.  Sellers have not received any “No-Match” letters from the Social Security Administration regarding any of Seller’s current employees and Sellers have no Knowledge of any of Seller’s current employees using a Social Security number that was not issued to the employee using it.

Section 4.19    Taxes. Except as set forth in Section 4.19 of the Disclosure Schedules:

(a)    All Tax Returns with respect to the Business required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed after giving effect to any applicable extensions. Such Tax Returns are, or will be, true, complete and correct in all material respects. To Sellers’ Knowledge, all Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    To Sellers’ Knowledge, Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.

(d)    All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid, unless they are being validly contested.

(e)    No Seller is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority against Sellers.

(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

Section 4.20    Brokers. Except as set forth in Section 4.20 of the Disclosure Schedules, for which Sellers shall be solely responsible, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.21    Full Disclosure. To Sellers’ Knowledge, no representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.22    No Other Representations and Warranties. Buyer acknowledges and agrees that, except for the representations and warranties contained in this Article IV (as modified by the Disclosure

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Schedules), neither Sellers nor any other Person has made or makes any other express or implied representation or warranty as to the accuracy or completeness of any information regarding the Sellers furnished or made available to Buyer and its Representatives and any information documents or material delivered or made available to Buyer and its Representatives in any virtual data room, management presentations, due diligence site visits or in any other form in expectation of the transactions under this Agreement or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or law. Notwithstanding anything to the contrary contained herein, nothing in this Section 4.22 will in any way limit the liability of any Person for fraud, criminal activity or intentional misrepresentation.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date.

Section 5.01    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

Section 5.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer or its applicable Affiliates, is or will be a party has been duly executed and delivered by Buyer or its applicable Affiliates, (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer or its applicable Affiliates, enforceable against them in accordance with their terms.

Section 5.03    No Conflicts; Consents. Except as set forth on Section 5.03 of the Disclosure Schedules, the execution, delivery and performance by Buyer, and its applicable Affiliates of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, including, but not limited to the payment of the Purchase Price, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or its applicable Affiliates; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or its applicable Affiliates; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or its applicable Affiliates are a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or its applicable Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or its applicable Affiliates.

Section 5.05    Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06    Full Disclosure. To Buyer’s Knowledge, no representation or warranty by Buyer in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the earlier of Closing or termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (x) conduct the Business in the Ordinary Course of business consistent with past practice; and (y) use Commercially Reasonable Efforts to maintain and preserve intact their current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date (or the earlier termination of this Agreement in accordance with its terms), Sellers shall:

(a)    preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)    except as being validly contested, pay the debts, Taxes and other obligations of the Business when due;

(c)    continue repair and maintenance schedules in the Ordinary Course of Sellers’ Business and take such additional action as necessary to maintain the properties and assets included in working operating condition and repair, subject to normal wear and tear;

(d)    continue in full force and effect without material modification all Insurance Policies, except as required by applicable Law;

(e)    perform in all material respects all of their obligations under all Assigned Contracts;

(f)    maintain the Books and Records in accordance with past practice;

(g)    comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(h)    be permitted to terminate the KPW Contracts and enter into KPW Bifurcated HW Contracts; and

(i)    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02    Access to Information. From the date hereof until the Closing (or the earlier termination of this Agreement in accordance with its terms), Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c)  instruct Representatives of Sellers to reasonably cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. Notwithstanding the foregoing, Buyer shall (y) provide Sellers with reasonable notice prior to the inspection of any Restaurant or Leased Real

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Property and Sellers shall have the right to be present at any such inspection and (z) not do any invasive or subsurface testing of any Leased Real Property or discuss the contemplated transaction, the fact that a transaction is contemplated, or any issues related thereto with any Restaurant level employee, without the express written consent of Sellers (which consent shall not be unreasonably withheld, delayed or conditioned) or, if required by the terms of the Leases, consent of the applicable landlord. Buyer shall be solely responsible for all costs and expenses incurred by Buyer and its Representatives in connection with any investigation by Buyer pursuant to this Agreement.
Section 6.03    No Solicitation of Other Bids.

(a)    Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than BWW or Affiliates of BWW, or Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets; provided, Sellers should not be limited by anything in this Section, or any other term in this Agreement, from fulfilling its obligations under the Franchise Agreements to BWW, including its obligations to afford BWW a right of first refusal to acquire the Purchased Assets and Business thereunder.

(b)    In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04    Notice of Certain Events. From the date hereof until the Closing (or the earlier termination of this Agreement in accordance with its terms), each party shall promptly notify the other party in writing of:

(a)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such party hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied;

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(b)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)    any Actions commenced or, to the applicable party’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.05    Employees and Employee Benefits.

(a)    Commencing on the Closing Date, Sellers shall effectively terminate all employees of the Business who are actively at work at the Effective Time, and, Buyer shall (directly or through its applicable Affiliate) offer employment, on an "at will" basis, to substantially all of the Restaurant level employees and, at Buyer’s sole discretion, offer employment to such other employees of the Business as necessary not to trigger any obligation of Sellers of any nature under the WARN Act. Notwithstanding any provisions in this Agreement to the contrary, Buyer agrees to offer employment, on an “at will” basis to such number of employees so as not to trigger any obligation of Sellers of any nature under the WARN Act. Buyer acknowledges that Sellers will not send any notices that may be required under any WARN Act in reliance upon Buyer’s agreement to hire sufficient number of employees to ensure that no liability will arise under any WARN Act. If Buyer does not intend to offer employment to any employee of Sellers who works in the corporate office, then it will notify Sellers at least thirty (30) days prior to Closing of the identities of the individuals who will not be offered employment.

(b)    Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers or their applicable Affiliates at any time prior to the Effective Time and Sellers shall pay all such amounts to all entitled persons prior to the Effective Time. Buyer shall be solely responsible for all compensation or other amounts payable to any employee, officer, director, independent contractor or consultant of the Business hired or retained by Buyer on or after the Effective Time, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period on or after the Effective Time.

(c)    Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Effective Time. Sellers also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring prior to the Effective Time. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)    Each employee of the Business who becomes employed by Buyer (or its applicable Affiliate) in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary

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and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

(e)    Each employee of the Business who becomes employed by Buyer (or its applicable Affiliate) in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Sellers prior to the Effective Time; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer's defined contribution retirement plan.

Section 6.06    Confidentiality. The Confidentiality and Non-Disclosure between the Buyer and Company dated August 21, 2018 shall remain in full force and effect. Sellers and the Principal Members will hold and treat, and will cause their respective officers, directors, employees, auditors and other representatives to hold and treat, in strict confidence and not use in any manner any information concerning the execution of this Agreement until such time that a press release concerning the execution of this Agreement has been issued by Buyer or its affiliates. From and after the Closing, Buyer and Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such information (a) is generally available to and known by the public through no fault of Buyer or Sellers, as applicable, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer or Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other party in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07    Non-competition; Non-solicitation

(a)    For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Sellers and the Principal Members each shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective supplier or licensor of the Business, or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers and the Principal Members each may own, directly or indirectly, solely as an investment, securities of any Restricted Business traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)    During the Restricted Period, Sellers and the Principal Members each shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05, or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left

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such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers, the Principal Members or any of their respective Affiliates from retaining the services of (i) any employee whose employment has been terminated by Buyer (or its applicable Affiliate) or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee; or (iii) any corporate level employee of KPW as contemplated in the Management Agreement, that does not accept employment with Buyer or on a part-time basis to assist with operation of Wings Across America in Maryland.

(c)    Sellers and the Principal Members each acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers or the Principal Members of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)    Sellers and the Principal Members each acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)    The obligations of Sellers and the Principal Members under this Section 6.07 are joint and several; provided however, that no Principal Member shall be liable for the breach of this Section 6.07 by any other Principal Member.

Section 6.08    Governmental Approvals and Consents

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use Commercially Reasonable Efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Sellers and Buyer shall use Commercially Reasonable Efforts to give all notices to, and obtain all consents from, all third parties with respect to the Franchise Agreements and Leases that are described in Section 4.03 of the Disclosure Schedules and the release of the guaranty by any lease guarantor and any guarantor of any Franchise Agreements described in Section 2.05(c) of the Disclosure Schedules.

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Notwithstanding any provisions in this Agreement to the contrary (including but not limited to this Section 6.08 and Section 6.10), except with respect to notice to BWW in connection with its right of first refusal to purchase the Restaurants, Sellers shall not be required to contact, and Buyer shall be prohibited from contacting, any third parties to request any consents or to provide any notices relating to the contemplated transactions until each of the following has occurred: (i) Buyer waives the conditions to closing set forth in Section 7.02(m), and (ii) BWW has waived its right of first refusal to purchase the Restaurants.

(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use Commercially Reasonable Efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or Buyer with Governmental Authorities in the Ordinary Course of business), shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)    Buyer shall use Commercially Reasonable Efforts to obtain the release of Sellers or any Affiliate(s) of Sellers, KPW and Principal Member(s) from any corporate guarantees, on-going obligations under the BWW Franchise Agreements, post-closing Lease Obligations, personal guaranties, letters of credit, or other credit enhancements of Sellers or any Affiliates of Sellers, including, but not limited to, releases by any landlord, BWW, and any third-party under any Assigned Contracts.

(f)    Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09    Books and Records.

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(a)    In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Effective Time, or for any other reasonable purpose, for a period of four (4) years after the Effective Time, Buyer shall:

(i)    retain the Books and Records (including personnel files) relating to periods prior to the Effective Time in a manner reasonably consistent with the prior practices of Sellers; and

(ii)    upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Effective Time, or for any other reasonable purpose, for a period of two (2) years following the Effective Time, Sellers shall:

(i)    retain the Books and Records (including personnel files) of Sellers which relate to the Business and their operations for periods prior to the Effective Time; and

(ii)    upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records.

(c)    Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law or be protected by attorney-client privilege.

Section 6.10    Closing Conditions From the date hereof until the Closing (or the earlier termination of the Agreement in accordance with its terms), each party hereto shall use Commercially Reasonable Efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11    Public Announcements. Unless otherwise required by applicable Law or Securities and Exchange Commission requirements (based upon the reasonable advice of counsel), neither Buyer or Sellers shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of other (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. In accordance with Section 8.02, Sellers and the Principal Members agree to indemnify and hold harmless Buyer from and against any and all Losses that may be asserted by third parties against Buyer as a result of noncompliance by Sellers with any such bulk transfer or similar Laws.

Section 6.13    Transfer Taxes. Except as otherwise specifically provided for herein, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the operation of the Business or this Agreement and the other Transaction Documents shall be borne and paid by the party designated in any ordinance or statute

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mandating any such Taxes and fees and, if no party is so designated, to be split equally between Buyer and Sellers and paid when due, and Sellers and Buyer shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and each shall cooperate with respect thereto as necessary).

Section 6.14    Tax Clearance Certificates. Buyer hereby waives any requirement that Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities (a “Tax Clearance Certificate”). If any taxing authority asserts that Sellers are liable for any Tax related to a Pre-Closing Tax Period, Sellers shall promptly pay any and all such amounts, or otherwise provide permitted security to such tax authorities, and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied. In accordance with Section 8.02, Sellers and the Principal Members agree to indemnify and hold harmless Buyer from and against any and all Losses that may be asserted by third parties against Buyer as a result of noncompliance with any such requirements.

Section 6.15     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including, but not limited to, cooperating with each other with respect to the completion of an audit of the Business and obtaining the transfer of all Assigned Permits to Buyer; provided that such audit shall be at Buyer’s sole cost and expense and Buyer shall reimburse Sellers for all Sellers’ external third party costs and expenses related to such audit.

Section 6.16    Management Agreement.  If, as of the Closing Date, all of the conditions set forth in Article VII have been satisfied or waived by the parties except for the requirement that Buyer receive all Permits necessary to conduct the Business, as indicated by Sellers prior to the Closing, Buyer and Sellers shall execute, or shall cause their designated Affiliates to execute, a Management Agreement in a form to be agreed upon by the parties (“Management Agreement”), pursuant to which Buyer shall operate the Business under Sellers’ existing Permits until such time as the applicable Governmental Authorities approve the transfer of such Permits to Buyer or issue new Permits to Buyer, as applicable. During such period, Buyer shall be responsible for all fees and charges to maintain any such Permits and Buyer shall indemnify, defend and hold Sellers harmless from and against any Liabilities or Losses arising from or in connection with Buyer’s operation of the Business under Sellers’ permits.

Section 6.17    Updates to Disclosure Schedules. Sellers shall have the right, at any time before Closing, to deliver to Buyer written updates to the Disclosure Schedules disclosing any events or developments that occurred or information learned between the date of this Agreement and the Closing Date (the “Additional Disclosures”). If Sellers update the Disclosure Schedules after the date of this Agreement and such disclosures contain information that, absent such disclosures, would have the effect of causing the condition in Section 7.02(a) not to be satisfied, Buyer shall have the right to terminate this Agreement pursuant to Section 9.01(b)(ii).

Section 6.18    Inspection and Repair of Tangible Assets. Within 5 days prior to Closing, Sellers and Buyer shall inspect all fixtures, equipment and tangible personal property to confirm that such assets are in working operating condition and repair, normal wear and tear excepted (the “Pre-Closing Inspection”). Any fixtures, equipment or tangible personal property which is not in working operating condition at the time of the Pre-Closing Inspection, shall be included on the failed inspection report (“Failed Inspection Report”), including a detailed description of the asset and the issue to be repaired, and disclosed in Section

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4.09 of the Disclosure Schedules. Sellers shall use Commercially Reasonable Efforts to repair, prior to Closing, any assets listed on the Failed Inspection Report in order to cause such assets to be in working operating condition, normal wear and tear excepted. If Sellers are unable to repair any assets on the Failed Inspection Report prior to Closing, then, there shall be an equitable reduction in the Purchase Price to the extent sufficient to repair such remaining items on the Failed Inspection Report to bring them to working operating condition, normal wear and tear accepted.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    Subject in each case to Section 6.16 above, all any consents, authorizations, orders and approvals referred to in Section 4.03 shall have been received in form and substance reasonably satisfactory to Sellers and Buyer and no such consent, authorization, order and approval shall have been revoked.

(c)    The waiver or expiration of any periods applicable to BWW’s right of first refusal.

Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, and Section 4.20, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and as of the Effective Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, and Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to the Effective Time; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c)    No Action shall have been commenced by any Person not a party to this Agreement against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)    All approvals, consents and waivers with respect to the Franchise Agreements and Leases that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)    All deliverables of Sellers required under Section 3.02(a).

(f)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)    Subject to Section 6.16, Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date; provided, however, if such Permits cannot be obtained prior to Closing, the parties shall enter into a Management Agreement as contemplated, provided that the applicable law with respect to such Permits allows Buyer or Buyer’s designee to conduct the Business as conducted by Sellers as of the Closing Date, and Buyer shall not have a right to terminate this Agreement as a result of failure to satisfy this subsection (g).

(h)    All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable discretion, of the release of such Encumbrances.

(i)    Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized representative of Sellers in substantially the form attached hereto as Exhibit E, which among other things shall certify that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors, managers, or members of each authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Sellers, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l)    Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that the applicable Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by the applicable Seller.

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(m)    Buyer shall have completed the financing necessary to consummate the transactions contemplated by this Agreement.

(n)    Buyer shall have received assurances that are satisfactory to Buyer in its reasonable discretion from key employees designated by Buyer that such employees intend to continue employment with Buyer following the Closing.

(o)    Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and as of the Effective Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Time with the same effect as though made at and as of such date.

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No Action shall have been commenced by any Person not a party to this Agreement against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)    All deliverables of Buyer required pursuant to Section 3.02(b).

(e)    Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(f)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, in substantially the form attached hereto as Exhibit F, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions

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adopted by the board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Buyer, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)    Sellers shall have entered into KPW Bifurcated HW Contracts and terminated the KPW Contracts.

(j)    Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.04    Casualty or Condemnation.
(a)    Seller shall retain all risks and liability for damage to any of the Restaurants or any parcel of real property on which a Restaurant is located, by fire, storm, accident, or any other casualty or cause (a “Casualty Loss”) until the Effective Time. If, prior to the Effective Time, any of the Restaurants suffers a Casualty Loss which Seller and Buyer do not reasonably expect to be repaired or replaced prior to the Closing Date, then Buyer shall have the option of either (a) proceeding with the purchase of the affected Restaurant and obtaining from Seller all insurance proceeds with respect to such Casualty Loss (other than amounts arising from lost cash or inventory) and there shall be an equitable reduction in the Purchase Price to the extent that such insurance proceeds are insufficient to repair or replace the damage caused by the Casualty Loss, or (b) terminating this Agreement.

(b)    In the event of an eminent domain or condemnation proceeding which prevents a Restaurant from operating in the Ordinary Course of business, at Buyer’s election (a) Buyer may terminate this Agreement with respect to such Restaurant, as applicable, and the applicable Seller shall retain title thereto (including the rights from BWW solely with respect to such Restaurant) and the right to operate such Restaurant and there shall be an equitable reduction in the Purchase Price; or (b) Buyer may proceed to close and assume the rights of the applicable Seller as tenant with regard to such Restaurant.

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.08, Section 4.20, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely and the representations and warranties in Section 4.16, Section 4.17 and Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). No party shall be subject to any indemnification or hold harmless obligations pursuant to this Article VIII unless a claim for Losses is made by the Indemnified Party in a detailed written notice to the Indemnifying Party setting forth the estimated amount of (if reasonably practicable) and the basis for the claim delivered to the Indemnifying Party within fifteen (15) months

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following the Closing Date (the “Survival Period”); provided, that the Survival Period shall be extended for those representations and warranties set forth above in this Section 8.01 for the periods of survival set forth herein above corresponding to such representations and warranties; provided further, that the Survival Period for any claim for breach of a covenant required to be performed subsequent to the Effective Time shall be indefinite. Notwithstanding the foregoing, any claims for indemnification or to be held harmless hereunder that are asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02    Indemnification By Sellers and Principal Members. Subject to the other terms and conditions of this Article VIII, each Seller and each Principal Member, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers or Principal Members contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Sellers or Principal Members pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date;

(b)    any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Sellers or their applicable Affiliates or Principal Members pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Sellers or their applicable Affiliates or Principal Members pursuant to this Agreement or the other Transaction Documents;

(c)    any Excluded Asset or any Excluded Liability;

(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations or obligations of Sellers or any of their Affiliates (other than Assumed Liabilities) conducted, existing or arising prior to the Closing Date;

(e)    Any Taxes with respect to the Business, Purchased Assets or Restaurants which is due, or will become due, for any period prior to the Closing Date; or

(f)    The noncompliance by Sellers with any bulk sales, bulk transfer or similar Laws.

Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as

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if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer or its applicable Affiliates pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer or its applicable Affiliates pursuant to this Agreement or the other Transaction Documents;

(c)    the operations of Buyer (or its applicable Affiliate) under Sellers’ Permits pursuant to the Management Agreement;

(d)    any Assumed Liability;

(e)     any liability arising under a guaranty of any lease, franchise agreement or other Assigned Contract that has not been released in accordance with the provisions of Section 2.05 (c) hereof; or
(f)    any Third Party Claim based upon, resulting from or arising out of the business operations or obligations of Buyer or any Affiliate conducted, existed or arising on or after the Closing Date; or
(g)    Any Taxes with respect to the Business, Purchased Assets or Restaurants which is due, or will become due, for any period on or after the Closing Date.

Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Sellers and Principal Members shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.17, Section 4.18(c), Section 4.19 and Section 4.20 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $100,000, in which event Sellers and the Principal Members shall be required to pay or be liable for all such Losses from the first dollar.

(b)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02, and Section 5.04 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $100,000, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)    Sellers’ and Principal Members’ maximum liability to the Buyer Indemnitees for indemnification under Section 8.02(a) shall not exceed twenty percent (20%) of the Purchase Price, other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.17, Section 4.19 and Section 4.20, which shall not be subject to such cap. Without limiting the foregoing, the maximum aggregate liability of Sellers and Principal Members under Section 8.02 (including claims under Section 8.02(a)) shall not exceed the Purchase Price actually received by such Seller or such Principal Member.

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(d)    Buyer liability to the Seller Indemnitees for indemnification under Section 8.03(a) shall not exceed twenty percent (20%) of the Purchase Price, other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02 and Section 5.04 which shall not be subject to such cap.

(e)    For purposes of this Article VIII, the amount of any Losses related to any inaccuracy in or breach of any representation or warranty shall be determined without regard to any standard of materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)    Notwithstanding any representation or warranty of Sellers herein, Sellers and Principal Members shall have no liability or obligation under this Agreement with respect to any Losses on account of any liability or obligation to the extent accounted for in the Post-Closing Adjustment for which a payment was made pursuant to Section 2.06(a).

(g)    No Indemnified Party may recover Losses more than once for any specific facts, omissions, or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute a breach of more than one (1) representation or warranty.

Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all

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reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within three (3) days after its receipt of such notice, the Indemnified Party may elect to thereafter defend or, as applicable, may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim. In the event any Direct Claim is rejected or deemed to be rejected, or the parties are not otherwise able to settle such Direct Claim, each of the parties shall be free to pursue such rights and remedies available to them at law or in equity subject to the provisions of this Article VIII.

(d)    Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions not adverse to the Indemnified Party’s financial or business interests and otherwise reasonably requested by the Indemnifying Party in order to attempt to reduce

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the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 30-day LIBOR plus 4.00%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08    Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy after the Closing with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law following the Closing, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent conduct, criminal activity or intentional misrepresentation.

Section 8.09    Assignment of Claims. If any Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article VIII and such Indemnified Party could have recovered all or a part of such Losses from a third party (“Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, such Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, all of its rights to proceed against the Potential Contributor as are necessary or appropriate to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.  Any payment received in respect of such claim shall be distributed, (i) first to Indemnifying Party in an amount equal to the aggregate payments made by such Indemnifying Party to the Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim or in pursuing a recovery from the Potential Contributor, and (ii) the balance, if any, to the Indemnified Party.

Section 8.10    Insurance and Tax Benefits. Notwithstanding anything herein to the contrary, an Indemnifying Party shall have no liability under this Article VIII to any Indemnified Party with respect to any claim to the extent Indemnified Party (i) receives any insurance proceeds relating to such claim, (ii) receives payment or indemnification from any third party respecting the matter covered by such claim, or (iii) receives any Tax benefit in respect of the subject matter of such claim.

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Section 8.11    Mitigation. Indemnified Parties shall, and shall cause their Affiliates to take commercially reasonable steps to mitigate any Losses incurred or sustained by Indemnified Parties that may give rise to any claims for indemnification hereunder upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including by incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Losses.

Section 8.12    Recovery from Escrow. Notwithstanding anything to the contrary contained in this Agreement, Buyer Indemnitees shall recover any Losses pursuant to this Article VIII first from the Escrow Fund, and second, to the extent the Escrow Fund is insufficient, from Sellers and the Principal Members (subject to the other limitations set forth in this Article VIII).

Article VIII
TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Sellers and Buyer;

(b)    by Buyer by written notice to Sellers if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within thirty (30) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 15, 2019 (the “Termination Date”), unless such failure of any such condition shall be due to the failure of Buyer to perform or comply with any material covenant, agreement or other obligations of Buyer in this Agreement to be performed or complied with by it prior to the Closing;

(c)    by Sellers by written notice to Buyer if:

(i)    Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Sellers;

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure of any such conditions shall be due to the failure of Sellers to perform or comply with any material covenant, agreement or other obligations of Sellers in this Agreement to be performed or complied with by Sellers prior to the Closing; or

(iii)    BWW, in the exercise of its right of first refusal under its Franchise Agreements with Seller, attempts to reduce the Purchase Price; or compel Sellers to incur additional costs and expenses

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not contemplated by this Agreement; or otherwise reduce or diminish the benefits of this Agreement in any material way, in which event Sellers shall have the unqualified right to terminate this Agreement with no further liability or obligation to Buyer.

(d)    by Buyer, on the one hand, or Sellers on the other hand, by written notice to the other party if:

(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited and remains in effect through the Termination Date; or

(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable or shall remain in effect through the Termination Date.

(e)    by Buyer, on the one hand, or Sellers on the other hand, by written notice to the other party if BWW provides notification to Sellers that BWW has elected to exercise its right of first refusal to acquire the Restaurants in accordance with the terms of the Franchise Agreements except in the event BWW, as part of the exercise of its right of first refusal, agrees to assume this Agreement in its entirety in which case Buyer shall be fully and completely released from all obligations under this Agreement.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except the provisions of Section 6.06 and Article X which are by their express terms to survive termination of this Agreement, and this Article IX, shall survive termination of this Agreement (the “Surviving Obligations”) and provided further, if the transactions contemplated by this Agreement are not closed as a result of Buyer’s failure to obtain financing as contemplated by Section 7.02(m), then Buyer agrees to pay Sellers a termination fee equal to the actual out-of-pocket expenses incurred by Sellers in connection with the execution, performance or termination of this Agreement, including all legal and accounting and any transfer fees payable to any third parties, in an amount not to exceed $100,000.

ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Upon submission of this Agreement to BWW in connection with its approval and right of first refusal, Sellers and Buyer shall each submit one-half (1/2) of the required BWW Transfer Fee to BWW. Without limiting the foregoing, Buyer shall be solely responsible for (a) any fees or costs (other than Sellers’ and Buyer’s attorney’s fees) required to be paid in connection with Buyer’s financing, including any costs or expenses in connection with any agreements, consents or documents required by Buyer’s lender related to the Leases; (b) any fees or costs (other than Sellers’ and Buyer’s attorney’s fees) required to be paid for the transfer of or obtaining any new Permits (including any liquor licenses); and (c) any fees, costs or expenses (other than the BWW Transfer Fee) imposed by BWW as part of its approval of Buyer as the transferee of the Franchise Agreements.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally

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recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

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If to Sellers:
Here’s Wings, LLC
Here’s Wings Real Estate, LLC
B-Dubs LLC
22285 Pepper Rd.
Suite 307
Lake Barrington, IL 60010
Facsimile: (847) 381-3866
Telephone: (847) 381-3864
E-mail: john-weiler@sbcglobal.net
Attention: John A. Weiler, Manager

with a copy to: with a copy to:

Lawrence Guzik, Esq.
Attorney at Law
22285 Pepper Rd
Suite 308
Lake Barrington, IL 60010
Facsimile: (847) 381-3866
Telephone: (847) 842-8881
E-mail: lguzik1015@aol.com

Blitz, Bardgett & Deutsch
120 South Central Avenue - Suite 1500
St. Louis, Missouri 63105
Facsimile: (314) 881-4844
Telephone: (314) 881-4833
E-mail: rbrandt@bbdlc.com
Attention: Robert Brandt, Esq.

If to Buyer:	AMC Wings, Inc. 27680 Franklin Road Southfield, Michigan 48034 Facsimile: (248) 223-9165 Telephone: (833) 374-7282 ext. 718 E-mail: dgburke@drh-inc.com Attention: David G. Burke, President with a copy to:

Dykema Gossett PLLC
39577 Woodward Avenue - Suite 300
Bloomfield Hills, Michigan 48304-2820
Facsimile: 855-245-0196
Telephone: (248) 203-0859
E-mail: drmcdonald@dykema.com .
Attention: D. Richard McDonald, Esq.

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement

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as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers but with notice to Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or

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breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Illinois.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS IN EACH CASE LOCATED IN THE COUNTY OF COOK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A

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signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

Here’s Wings, LLC,
Here’s Wings Real Estate, LLC,
Here’s Wings Hoffman Estates, LLC
Here’s Wings Mt. Prospect, LLC
Here’s Wings Round Lake Beach, LLC
Here’s Wings Skokie, LLC
Here’s Wings Vernon Hills, LLC
Here’s Wings II – Northbrook, LLC
Here’s Wings Old Orchard, LLC
B-Dubs RE, LLC
B-Dubs CL, LLC,
each an Illinois limited liability company

By:___________________________
Name:    John A. Weiler
Title:    Manager

PRINCIPAL MEMBERS:

_______________________________
John A. Weiler

_______________________________
James Dixon

_______________________________
Terry Winkler

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BUYER:

AMC Wings, Inc.
a Michigan corporation.

By: ____________________________
Name: _________________________
Title: ___________________________

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